                                                                   EXHIBIT 10.4

                                 ATTACHMENT IV
                                       TO
                  CHANNELPOINT, INC. STOCK OPTION GRANT NOTICE
                            (1997 STOCK OPTION PLAN)


         In addition to the accelerated vesting provided by Section 10(b) of the Plan, in the event of a Change in Control, the unvested portion of this option shall be fifty percent (50%) vested and exercisable if you are providing services as an Employee, Director or Consultant immediately prior to the effective date of a Change in Control. The remainder of the unvested portion of this option shall become vested and exercisable if (a) you are providing services as an Employee, Director or Consultant immediately prior to the effective date of a Change in Control and (b) your employment with the Company terminates due to a Voluntary Termination for Good Reason or an Involuntary Termination Without Cause, in either case within twenty-four (24) months following the effective date of the Change in Control.

         For purposes of the foregoing sentence, "Voluntary Termination for Good Reason" shall mean that you voluntarily terminate your employment with the Company after any of the following are undertaken without your express written consent:

         (a) the assignment to you of any duties or responsibilities which result in a substantial diminution in your position or function (but not merely a change in title or reporting relationships) as in effect immediately prior to the effective date of the Change in Control;

         (b) a five percent (5%) or greater reduction by the Company in your annual base salary as in effect immediately prior to the effective date of the Change in Control or as increased thereafter;

         (c) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you are participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"); or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the effective date of the Change in Control; provided, however, that "good reason" shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; or

         (d) your relocation, or the relocation of the Company's principal executive offices if your principal office is at such offices, to a location more than sixty (60) miles from the location at which you were performing your duties immediately prior to the effective date of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the effective date of the Change in Control.

         "Involuntary Termination Without Cause" shall mean your dismissal or discharge by the Company for a reason other than your willful conduct that is materially injurious to the business of the Company, whether financial or otherwise. The termination of your employment will not be deemed to be an "Involuntary Termination Without Cause" if your termination occurs as a result of your death or disability.

         For purposes of the foregoing, "Company" shall include the business entity by which you are employed or for which you are performing services following the Change in Control.


                                       2